
                                                                    Exhibit 99.1


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
                                                            FOR IMMEDIATE RELEASE

CONTACT

COMPANY:                                                    CORPORATE PRESS RELATIONS:
Jim Ankner (Corporate Press/Investor Relations)             Ed Nebb
TAKE-TWO INTERACTIVE SOFTWARE, INC.                         EURO RSCG MIDDLEBERG
(646) 536-3006; (646) 536-2926 fax                          (212) 699-2745; (212) 699-2599 fax
james.ankner@take2games.com                                 ed.nebb@eurorscg.com


                  Take-Two Interactive Software, Inc. Reports
               Record Third Quarter Fiscal 2003 Financial Results

          COMPANY RAISES REVENUE AND EPS GUIDANCE FOR FISCAL 2003 AND
                    ISSUES INITIAL GUIDANCE FOR FISCAL 2004

             COMPANY ANNOUNCES AGREEMENT TO ACQUIRE TDK MEDIACTIVE

New York, NY - September 3, 2003 - Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced record financial results for its third quarter and nine months ended July 31, 2003.

Net sales for the third quarter ended July 31, 2003 were $155.6 million, a 27% increase over $122.5 million for the same period a year ago. Net income of $7.7 million represented an increase of 60% compared to $4.8 million last year, with diluted net income per share of $0.18, a 50% increase over $0.12 last year.

Net sales for the nine months ended July 31, 2003 were $758.6 million, a 32% increase over $575.7 million for the same period a year ago. Net income of $73.4 million represented an increase of 49% compared to $49.2 million in the comparable period last year, with diluted net income per share of $1.72, compared to $1.26, an increase of 36%.

Acquisition of TDK Mediactive, Inc.

Take-Two is also announcing an agreement to purchase TDK Mediactive, Inc. (OTC
BB: TDKM), a California based publisher of a rapidly expanding portfolio of video game franchises based on popular licensed properties, including Shrek, Pirates of the Caribbean, The Haunted Mansion, The Land Before Time, Robotech, The Muppets, Corvette and Masters of the Universe. For the fiscal year ended March 31, 2003, TDK reported revenue of $42.2 million, with a net loss of $8.3 million, or $0.36 per share.

Under the terms of the agreement, Take-Two will purchase TDK Mediactive for approximately $22.7 million, consisting of (1) $0.55 per share for each of the 23,005,885 shares outstanding (approximately $12.6 million); (2) purchase of debt of approximately $9.9 million ($1.9 million in cash and $8 million in restricted shares of common stock of Take-Two, or approximately 270,000 shares); and (3) approximately $0.2 million to retire outstanding stock options. Take-Two expects the acquisition of TDK Mediactive to close in the first week of November, with the closing subject to customary terms and conditions.

Take-Two and TDK Mediactive have also entered into a separate agreement providing Take-Two with the exclusive North American distribution rights for certain TDK titles on various platforms, including The Haunted Mansion, currently scheduled for launch in mid-October in anticipation of the Thanksgiving release of the Disney feature film. Among other products, the distribution agreement also includes Star Trek: Shattered Universe and Corvette, both scheduled for launch in late October.

Commenting on the acquisition, Jeff Lapin, Chief Executive Officer, said, "In a little over two years, TDK Mediactive has become a meaningful player in the interactive entertainment industry by identifying, securing and building strong video game franchises based on popular, well established licensed brands. The addition of TDK's mass market and children's licensed properties will complement our portfolio of proprietary brands, and will provide an excellent platform for Take-Two to further expand and diversify its product offerings. In addition, we believe our proven product development and marketing capabilities will enhance TDK's product offerings and our distribution resources will offer additional outlets for TDK's products."

Guidance

Take-Two is raising its financial guidance for the fiscal year ending October 31, 2003 to $1.015 billion in net sales and $2.30 of diluted net income per share.

For the fiscal year ending October 31, 2004, the Company's initial guidance is $1.18 billion in net sales and $2.68 of diluted net income per share. The Company's guidance for the first quarter ending January 31, 2004 is $412 million in net sales and $1.21 of diluted net income per share.

The Company's fiscal 2003 guidance gives effect to the distribution agreement entered into between Take-Two and TDK Mediactive. Take-Two is currently determining the full impact of the acquisition on its fiscal 2004 guidance; on a preliminary basis, the Company's guidance assumes the acquisition will add approximately $35 million in net sales, primarily weighted toward the back half of the fiscal year, and have no material effect on its fiscal 2004 diluted net income.

Liquidity and Selected Balance Sheet Items

Take-Two generated approximately $18 million in cash flow from operations during the quarter, with operating cash flow for the nine months ended July 31, 2003 of $123 million. Working capital was approximately $299 million at July 31, 2003, as compared with $149 million at the same time a year ago. The Company had more than $225 million in cash as of July 31, 2003, as compared to approximately $74 million in cash as of July 31, 2002.

Karl Winters, Chief Financial Officer, commented, "Take-Two's continued strong performance has resulted in another record quarter, with the further strengthening of our financial position. Our significant cash flow generation confirms the success of our business model, which is solidly anchored by our publishing business and supported by our complementary distribution operations. As we enter fiscal 2004, we believe we are well positioned for another period of strong growth."

Distribution Highlights

Jack of All Games, the leading North American distributor of videogame software and hardware, has increasingly capitalized on the growing installed base of hardware and proliferation of software titles by emphasizing sales of both exclusive and non-exclusive mid and budget-priced software to its expanding customer base. During the third quarter, Jack of All Games continued to see the direct benefits of this strategy in the form of increased market share and improved profitability.

Publishing Highlights - Third Quarter

In its third quarter of fiscal 2003, Take-Two's Rockstar Games introduced additional extensions to its blockbuster Grand Theft Auto franchise, which has sold over 25 million units worldwide since the introduction of the brand. Rockstar shipped Grand Theft Auto: Vice City for the PC and the PlayStation(R)2 Greatest Hits version of Grand Theft Auto 3. Rockstar also released the highly anticipated Midnight Club 2 for the Xbox(TM) and PC, a sequel to the multi-million unit selling franchise. Strong sales of Midnight Club 2 for PlayStation(R)2, released late in the second quarter, continued into the third quarter.

Gathering released the sequels Age of Wonders: Shadow Magic and Stronghold Warchest, both for the PC. Gotham Games launched the new title The Great Escape in North America on PlayStation(R)2, PC and Xbox(TM) and shipped Motocross Mania 2 and ATV Mania for the PlayStation(R).

Future Publishing Highlights

Rockstar Games' products planned for release in the fourth quarter include the launch of Max Payne 2: The Fall of Max Payne, the sequel to the hit franchise that has sold over 4 million units since its debut in 2001. The title will launch on PC, and will be in stores in North America on October 15th, with PlayStation(R)2 and Xbox(TM) versions planned for release in the first quarter.

As announced today, Rockstar is introducing a double pack of Grand Theft Auto 3 and Grand Theft Auto: Vice City for both the Xbox(TM) and PlayStation(R)2. The Grand Theft Auto double pack will be in stores in North America on October 22nd for PlayStation(R)2 and on November 4th for Xbox(TM). Rockstar also looks forward to the late September release of Grand Theft Auto 3 for PlayStation(R)2 and PC in Japan, under a license agreement with Capcom Co., Ltd.

Gathering's lineup of titles for the fourth quarter includes Railroad Tycoon 3 and Hidden & Dangerous 2, sequels to the popular franchises which have each sold over 1 million units, and Space Colony, a new title, all for the PC. Gotham Games expects to ship Conflict: Desert Storm II and Starsky & Hutch, both in North America only, for PlayStation(R)2, PC and Xbox(TM). Gotham is also launching MTV's Celebrity Deathmatch for PlayStation(R)2, PC, Xbox(TM), GameCube and PlayStation(R).

Rockstar's extensive first quarter lineup includes the North American release of the Grand Theft Auto double pack for Xbox(TM) and the launch of the new title Manhunt for PlayStation(R)2. Manhunt was developed internally by Rockstar North, the creators of the global blockbuster Grand Theft Auto series and is scheduled to be in stores in North America on November 19th. Rockstar will also ship the PlayStation(R)2 and Xbox(TM) versions of Max Payne 2: The Fall of Max Payne in the first quarter.

Also planned for a first quarter release is Gathering's Mafia for PlayStation(R)2 and Xbox(TM), the sequel to the popular franchise introduced last fall.

Additional products planned for fiscal 2004 from Rockstar Games include the next installment in the Grand Theft Auto franchise, extensions of other proprietary intellectual properties from Rockstar's internal studios, as well as the launch of The Warriors(TM), a new title based on the Paramount Pictures feature film. Gathering's lineup includes both sequels to the popular Hidden & Dangerous and Vietcong franchises, and the introduction of other new properties.

The Company's success in distributing mid and value-priced software has demonstrated the increasing demand for this type of product as the console cycle progresses and the installed base of hardware and software expands. Take-Two plans to capitalize on this trend by expanding its product offerings of attractively priced mass-market titles in its publishing business. The Company's product pipeline for fiscal 2004 includes a variety of mass-market and children's licensed properties from TDK.

Management Comments

Jeff Lapin, Chief Executive Officer, commented, "As we approach the busy holiday season and enter fiscal 2004, we believe we are in the strongest position in Take-Two's history. Rockstar's portfolio of blockbuster franchises and highly anticipated new brands, combined with Gathering's exciting lineup of proprietary and licensed properties, and TDK's mass market and children's titles, represents a compelling and diversified product pipeline. With Jack of All Games' complementary distribution business providing incremental visibility and predictability to our business model, we anticipate another robust year for Take-Two."

Conference Call

Take-Two will host a conference call today at 8:30 am Eastern Time to review its results for the third quarter and nine months ended July 31, 2003 and to discuss its outlook. A live webcast of the call is available by visiting
WWW.TAKE2GAMES.COM, and a replay of the call will be archived through the close of business on Friday, September 5, 2003.

                              --------------------

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is an integrated global developer, marketer, distributor, and publisher of interactive entertainment software games and accessories for the PC, PlayStation(R) game console, PlayStation(R)2 computer entertainment system, Xbox(TM) video game system from Microsoft(TM), Nintendo GameCube(TM) and Nintendo Game Boy Advance(TM). The Company publishes and develops products through its wholly owned subsidiary labels: Rockstar Games, Gotham Games, Gathering, Joytech and Global Star. The Company maintains sales and marketing offices in Cincinnati, New York, Toronto, London, Paris, Munich, Vienna, Copenhagen, Milan, Sydney, Amsterdam and Auckland. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These important factors are described in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2002 and on Form 10-Q for the quarter ended April 30, 2003.

                                      ###


TAKE-TWO INTERACTIVE SOFTWARE, INC. and SUBSIDIARIES
Consolidated Condensed Statements of Operations
For the three and nine months ended July 31, 2003 and 2002 (unaudited)
(In thousands, except per share data)
--------------------------------------------------------------------------------

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
                                                          Three months ended July 31,    Nine months ended July 31,
                                                          ---------------------------    --------------------------
                                                            2003              2002         2003             2002
                                                          ---------         ---------    ---------        ---------
                                                                  (Unaudited)                    (Unaudited)
Net sales                                                 $ 155,587         $ 122,461    $ 758,594        $ 575,717
Cost of sales
     Product costs                                           81,642            62,567      384,984          303,880
     Royalties                                               10,434            12,245       66,782           53,894
     Software development costs                               1,842             2,125        8,558            6,018
                                                          ---------         ---------    ---------        ---------
             Total cost of sales                             93,918            76,937      460,324          363,792
                                                          ---------         ---------    ---------        ---------

             Gross profit                                    61,669            45,524      298,270          211,925

Operating expenses
     Selling and marketing                                   20,013            15,912       76,928           58,429
     General and administrative                              19,372            17,390       67,701           55,311
     Research and development                                 7,043             1,812       17,419            7,703
     Depreciation and amortization                            2,930             2,541       13,689            6,614
                                                          ---------         ---------    ---------        ---------
             Total operating expenses                        49,358            37,655      175,737          128,057

             Income from operations                          12,311             7,869      122,533           83,868

Interest (income) expenses, net                                (625)             (299)      (1,713)             728
Gain on Internet investments                                   --                --            (39)            (159)
Class action settlement costs                                  --                --           --              1,468
                                                          ---------         ---------    ---------        ---------
             Total non-operating (income) expenses             (625)             (299)      (1,752)           2,037

             Income before income taxes                      12,936             8,168      124,285           81,831

Provision for income taxes                                    5,287             3,402       50,935           32,599
                                                          ---------         ---------    ---------        ---------

             Net income                                   $   7,649         $   4,766    $  73,350        $  49,232
                                                          =========         =========    =========        =========


Per share data:

     Diluted:
             Weighted average common shares outstanding      43,548            40,231       42,701           38,947
                                                          =========         =========    =========        =========

                                                          ---------         ---------    ---------        ---------
             Net income per share - Diluted               $    0.18         $    0.12    $    1.72        $    1.26
                                                          =========         =========    =========        =========
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
OTHER INFORMATION                                         Three months ended July 31,    Nine months ended July 31,
-----------------                                         ---------------------------    --------------------------
                                                            2003              2002         2003             2002
                                                          ---------         ---------    ---------        ---------
Total revenue mix
-----------------

        Publishing                                               60%               70%          69%              72%
        Distribution                                             40%               30%          31%              28%

Geographic revenue mix
----------------------

        North America                                            75%               80%          72%              78%
        International                                            25%               20%          28%              22%

Publishing platform revenue mix
-------------------------------

        Sony PlayStation 2                                       40%               51%          79%              75%
        Sony PlayStation                                          4%                6%           4%               6%
        Microsoft Xbox                                           15%                3%           4%               6%
        PC                                                       40%               37%          11%              11%
        Accessories and other                                     1%                3%           2%               2%

TAKE-TWO INTERACTIVE SOFTWARE, INC. and SUBSIDIARIES
Consolidated Condensed Balance Sheets
As of July 31, 2003 (unaudited) and October 31, 2002
(In thousands, except share data)
--------------------------------------------------------------------------------

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
ASSETS                                                                              July 31, 2003        October 31, 2002
                                                                                    -------------        ----------------
Current assets
     Cash and cash equivalents                                                        $ 225,859             $ 108,369
     Accounts receivable, net of provision for doubtful accounts, returns and sales allowances of $40,500 and $29,194 at July 31, 2003 and
         October 31, 2002, respectively                                                  65,996               107,188
     Inventories, net                                                                    73,902                74,391
     Prepaid royalties                                                                   15,576                13,723
     Prepaid expenses and other current assets                                           30,055                19,569
     Deferred tax asset                                                                   5,392                 5,392
                                                                                      ---------             ---------
            Total current assets                                                        416,780               328,632


Fixed assets, net                                                                        20,078                15,319
Prepaid royalties                                                                         8,182                12,203
Capitalized software development costs, net                                              13,986                10,385
Investments                                                                                --                      97
Goodwill, net                                                                           101,095                61,529
Intangibles, net                                                                         39,888                55,293
Deferred tax asset                                                                        7,983                 7,983
Other assets, net                                                                           565                   266
                                                                                      ---------             ---------
            Total assets                                                              $ 608,557             $ 491,707
                                                                                      =========             =========

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                                                                 $  56,105             $  79,660
     Accrued expenses and other current liabilities                                      46,311                49,821
     Income taxes payable                                                                15,458                 1,603
     Current portion of capital lease obligation                                            101                    95
                                                                                      ---------             ---------
            Total current liabilities                                                   117,975               131,179

Capital lease obligation, net of current portion                                             99                   201
Deferred tax liability                                                                    6,178                 3,885
                                                                                      ---------             ---------
            Total liabilities                                                           124,252               135,265
                                                                                      ---------             ---------

Stockholders' equity
     Common stock, par value $.01 per share; 50,000,000 shares authorized;
         43,287,167 and 40,361,739 shares issued and outstanding                            433                   404
     Additional paid-in capital                                                         327,410               273,502
     Deferred compensation                                                               (3,162)                 (227)
     Retained earnings                                                                  161,154                87,804
     Accumulated other comprehensive loss                                                (1,530)               (5,041)
                                                                                      ---------             ---------
            Total stockholders' equity                                                  484,305               356,442
                                                                                      ---------             ---------
            Total liabilities and stockholders' equity                                $ 608,557             $ 491,707
                                                                                      =========             =========
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